EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Amendment No. 1) of our report dated February 18, 2005, relating to the financial statements of Freeport LNG Development, L.P., which appears on page 108 in Cheniere Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 and filed with the Securities and Exchange Commission on March 10, 2005, as amended by Amendment No. 1 thereto. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

October 19, 2005

Phoenix, Arizona